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Exhibit 11            COMPUTATION OF EARNINGS PER SHARE
                      Fluke Corporation and Subsidiaries

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                                     QUARTER ENDED          THREE QUARTERS ENDED
                                  1/23/98      1/24/97      1/23/98      1/24/97

Total shares outstanding at
  beginning of the period      18,332,592   17,401,680   18,092,960   17,305,910

Weighted average of shares
  issued under employee
  stock plans                       5,982       15,634      166,734       74,580

Weighted average
  shares outstanding           18,338,574   17,417,314   18,259,694   17,380,490

Effect of Dilutive
  Stock Options                   541,409      475,566      601,951      375,108

Weighted average shares
  and share equivalents
  outstanding                  18,879,983   17,892,880   18,861,645   17,755,598

Earnings Per Share
  Basic                         $    0.41    $    0.43     $   1.18     $   1.12
  Diluted                       $    0.40    $    0.41     $   1.14     $   1.09

Net Income (in thousands)       $   7,522    $   7,422     $ 21,579     $ 19,385
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